Exhibit 3.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

T STAMP INC.

CONVERTIBLE PROMISSORY NOTE

$700,000	December 3	, 2019

FOR VALUE RECEIVED, T Stamp Inc., a Delaware corporation (the “Company”) promises to pay to [____], or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of Seven Hundred Thousand Dollars ($700,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 0% per annum until December 31, 2020 and at a rate equal to 5% per annum thereafter, in each case computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2020 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. In the event the outstanding principal amount under this Note is not converted into equity securities of the Company pursuant to Section 4(a) or 4(b) by December 31, 2020, the Maturity Date shall be extended to December 31, 2025.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.	Payments.

(a)       Interest. Accrued interest on this Note shall be payable at maturity.

(b)       Voluntary Prepayment. This Note may not be prepaid, without the written consent of the Investor.

(c)       Mandatory Prepayment.

(i)       In the event of a Change of Control, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 4, shall be due and payable immediately prior to the closing of such Change of Control.

(ii)      In the event of an Initial Public Offering, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 4, shall be due and payable within 30 days of the closing of such Initial Public Offering.

2.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)       Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b)       Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c)       Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Investor to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)       Other Payment Obligations. Defaults shall exist under any agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company, in each case, in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000); or

(e)       Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(f)       Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement; or

(g)       Judgments. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

3.           Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(e) or 2(f)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(e) and 2(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.           Conversion.

(a)       Automatic Conversion. If a Qualified Financing occurs on or prior to the Maturity Date, then the outstanding principal amount of this Note shall automatically convert into fully paid and nonassessable shares of the preferred stock issued in such Qualified Financing at the Conversion Price subject to the following preconditions:

(i)       within three business days of Investor receiving notice from Company that a Qualified Financing has occurred, Investor will supply to Company a complete and detailed list of any documents and information required to execute Investor’s standard Compliance Clearance Process. Unless within seven business days of the Company providing necessary information to complete the Compliance Clearance process, Investor gives notice to Company that the transaction has failed Compliance Clearance with a detailed explanation of the reason for such failure, the Compliance Clearance Process shall be deemed to have been passed for the purposes of this precondition. Notwithstanding the foregoing, in the event the Compliance Clearance is not achieved by Investor, Investor has the right, at Investor’s option, to either (i) convert the outstanding principal amount of this Note into fully paid and nonassessable shares of the preferred stock issued in the Qualified Financing or (ii) extend the Maturity Date to December 20, 2025;

(ii)      the Company has supplied to Investor all requested customary due diligence items, including but not limited to the Company’s minute book, commercial arrangements, regulatory compliance, intellectual property, privacy and data security.

(b)       Voluntary Conversion if a Non-Qualified Financing Occurs. If a transaction or series of transactions, pursuant to which the Company issues and sells shares of its preferred stock with the principal purpose of raising capital, that does not constitute a Qualified Financing (a “Non-Qualified Financing”) occurs on or prior to December 31, 2020 and prior to the automatic conversion of this Note in accordance with

Section 4(a), then the outstanding principal amount of this Note shall be convertible at the option of Investor into fully paid and nonassessable shares of the Company’s preferred stock issued in the Non-Qualified Financing (the “Non-Qualified Preferred Shares”) at a price per share equal to the price per share paid by the other purchasers of the preferred stock sold in the Non-Qualified Financing (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

(c)       Conversion Procedure.

(i)       Conversion Pursuant to Section 4(a). If this Note is to be automatically converted, written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, the securities to be issued on conversion, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, all transaction documents entered into by other purchasers participating in the Qualified Financing, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iii). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)      Conversion Pursuant to Section 4(b). Before Investor shall be entitled to convert this Note into the applicable shares of the Company’s stock in accordance with Section 4(b), it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b), and shall state therein the amount of the unpaid principal amount of this Note to be converted. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, all transaction documents entered into by other purchasers of the relevant securities, including the securities to which any shadow series relates (as may be amended), including any purchase agreement, investor rights agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iii). Any conversion of this Note pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii)     Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d)       Notices of Record Date. In the event of:

(i)       Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)      Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii)     Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

5.             Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Compliance Clearance” shall mean the completion and satisfaction of Investor’s standard compliance-related screening required and conducted in good faith under Investor’s internal written policies and procedures.

“Conversion Price” shall mean a price per share equal to the lowest price per share paid by the other purchasers of the preferred stock sold in the Qualified Financing

“Event of Default” has the meaning given in Section 2 hereof.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Qualified Financing” is a transaction or series of transactions pursuant to which the Company issues and sells shares of its preferred stock for aggregate gross proceeds of at least $3,000,000 (including this Note but excluding all proceeds from the incurrence of all other prior indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Transaction Documents” shall mean this Note, the Side Letter Agreement by and between the Company and Investor, dated as of even date herewith, and the Technology Services Agreement by and between the Company and [____], dated as of [____].

6.             Miscellaneous.

 (a)       Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof; No Transfers to Bad Actors; Notice of Bad Actor Status.

(i)       Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)      With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 6(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate, instrument or book entry representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(iii)     Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(iv)     Investor agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company. Investor will promptly notify the Company in writing if Investor or, to Investor’s knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(v)      Investor agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) in violation of any transfer restrictions in the bylaws of the Company.

(b)       Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor.

(c)       Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and sent, mailed or delivered to each party at the respective addresses of the parties as furnished by the parties. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error. Subject to the limitations set forth in Delaware General Corporation Law §232(e), Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Investor in the Company’s records, (ii) electronic mail to any electronic mail address for Investor in the Company’s records, (iii) posting on an electronic network together with separate notice to Investor of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to Investor. This consent may be revoked by Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(d)       Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e)       Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f)        Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(g)       Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

(h)       Jurisdiction and Venue. Each of Investor and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in the State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons.

(i)        Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees, and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.

(j)        Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(k)       Enforceability of Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

(l)        Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W-9 or appropriate version of IRS Form W-8, as applicable, from each beneficial owner of the Note. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(m)      Shareholder Agreements. If, upon conversion of this Note into equity securities pursuant to Section 4, the Company has issued such Qualified Preferred Shares or Non-Qualified Preferred Shares (as applicable) to other investors with other contractual terms such as registration rights, right of first refusal or pre-emptive rights, the Company shall provide the Investor substantially equivalent rights to the other holders of Qualified Preferred Shares or Non-Qualified Preferred Shares (as applicable) with respect to the shares of Qualified Preferred Shares or Non-Qualified Preferred Shares held by Investor upon conversion (with appropriate adjustment for economic terms, minimum thresholds or other contractual terms), subject to Purchasers’ execution of any documents, including, if applicable, investor rights, co-sale, voting and other agreements, executed by the other holders of Qualified Preferred Shares or Non-Qualified Preferred Shares (as applicable).

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

T STAMP INC.
a Delaware corporation

By:	/s/Andrew Gowasack
Name:	Andrew Gowasack
Title:	President

[________]

By:	/s/
Name:
Title: